Exhibit 23.5

Consent of Independent Certified Public Accountant

We have issued our report dated October 3, 2019 with respect to the combined statements of revenues of the properties located in Winston-Salem, North Carolina; Birmingham, Alabama; Lynn, Massachusetts; Albany, Georgia; and East Troy, Wisconsin contained in the Registration Statement and Prospectus. We consent to the use of the aforementioned report in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption “Experts”.

/s/ Grant Thornton LLP

Jacksonville, Florida

November 7, 2019